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                                                                    EXHIBIT 10.1



                     SPECIALTY EQUIPMENT COMPANIES, INC.

                         SUPPLEMENTAL RETIREMENT PLAN


                           AS AMENDED AND RESTATED
                          EFFECTIVE FEBRUARY 1, 1991























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                                    PREAMBLE



     WHEREAS, effective February 1, 1991 SPECIALTY EQUIPMENT COMPANIES, INC. (The "Company"), a Delaware corporation, established a pension plan for the benefit of certain eligible employees and known as the Specialty Equipment Companies, Inc. Supplemental Retirement Plan (the "Supplemental Plan"); and

     WHEREAS, the Supplemental Plan has subsequently been amended from time to time.

     NOW, THEREFORE, February 1, 1991, except as otherwise herein provided, the Company, in accordance with the provisions of the Supplemental Plan pertaining to amendments thereof, hereby amend and restate the Supplemental Plan in its entirety as follows:

















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                     SPECIALTY EQUIPMENT COMPANIES, INC.

                         SUPPLEMENTAL RETIREMENT PLAN

                                  ARTICLE 1

                                   GENERAL

     1.1 Purpose. It is the intention of Specialty Equipment Companies, Inc. (the "Company") to maintain appropriate levels of retirement benefits for specified individuals who are entitled to benefits under the Specialty
Equipment Retirement Income Plan (the "Pension Plan"). Accordingly, the Board of Directors of Specialty Equipment Companies, Inc. authorized the appropriate officers of the Company to establish the Specialty Equipment Companies, Inc. Supplement Retirement Plan (the "Supplemental Plan") effective as of February
1, 1991. This Supplemental Plan is intended to provide benefits to certain employees of the Company who have been deprived of promised benefits because of limits imposed under the Pension Plan by the Internal Revenue Code. The Supplemental Plan shall maintain such retirement benefits levels by means of supplemental unfunded payments made by the Company to the individuals eligible for such payments as more fully described in Articles 3 and 4.

     1.2 Effective Date. This Supplemental Plan is effective as of February 1, 1991.

                                  ARTICLE 2

                                ADMINISTRATION

     2.1 Company. The Supplemental Plan shall be administered by the Company in accordance with, to the extent applicable, the provisions of Section 11 of the Pension Plan.







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                                  ARTICLE 3

                                 ELIGIBILITY

     3.1 Persons Eligible to Receive Benefits. Division Presidents and Corporate Officers of Specialty Equipment Companies, Inc. designated by the Board of Directors, whose benefits under the Pension Plan are reduced by reason of the application of the limitations on benefits under Section 415 of the Internal Revenue Code or the limitation on compensation under Section 401(a)(17) of the Internal Revenue Code, as such limitations are in effect on the date of commencement of benefits under the Pension Plan (or as in effect at any time thereafter), shall be eligible to receive a benefit under this Supplemental Plan. The surviving spouse of a Participant who dies prior to the commencement of payment of his benefit under the Pension Plan shall be eligible to receive a Supplemental Surviving Spouse Benefit under Section 4.4

     3.2 Participant. Every individual described in Section 3.1 above who is eligible to receive benefits under this Supplemental Plan by reason of his service with the Company shall be known as a "Participant".

     3.3 Beneficiary. Every individual described in Section 3.1 above who is eligible to receive benefits under this Supplemental Plan by reason of the death of a Participant shall be known as a "Beneficiary". The term "Beneficiary" shall include spouses, heirs-at-law, legal representatives, and every other person to whom benefits may be distributed, as determined under the Pension Plan.
                                  ARTICLE 4

                        SUPPLEMENTAL RETIREMENT BENEFIT

     4.1 Intent. The intent of the Supplemental Plan is to provide Participants with a supplemental benefit equal to the difference, if any, between (a) the benefit they would have been entitled to under the Pension Plan without regard to the limitations under Section 415 and 401 (a)(17) of the Internal Revenue Code and (b) the benefit they are entitled to receive under the Pension Plan.







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     4.2   Benefit.  The Supplemental benefit payable to a Participant in the form of a single life annuity, commencing at his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below, where:

           (a) equals the monthly amount of the benefit to which the Participant would have been entitled under the Pension Plan if such benefit were computed without giving effect to the limitation on benefits imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code; and

           (b) equals the monthly amount of the benefit that is actually payable to the Participant under the Pension Plan.

     4.3   Form of Benefit.  The Supplemental Benefit shall be:

           (a) Payable at the election of the Participant as an early, normal or late retirement as provided in the Pension Plan. In the event a Participant elects to retire early and commence receipt of his Supplemental Benefit, it shall be reduced for such early commencement using the early retirement reduction factors set forth in the Pension Plan.

           (b) Payable at the election of the Participant in the same optional forms of benefit as provided under the Pension Plan and such optional forms shall be determined and valued using the actuarial assumptions set forth in the Pension Plan.

     4.4 Supplemental Surviving Spouse Benefit. In the event of the Participant's death prior to the commencement of benefits under the Pension Plan, the surviving spouse of the Participant shall be entitled to a death benefit based on the benefit entitlement of the Participant as set forth in the Pension Plan for pre-retirement deaths. Upon the death of the Participant, after commencement of benefits, the remaining entitlement of the Participant, if any, shall be paid in the form selected by the Participant upon the commencement of his benefit as provided in the Pension Plan.


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     The monthly amount of the Supplement Surviving Spouse Benefit payable to the surviving spouse shall be equal to the difference between (a) and (b) below, where:

            (a) equals the monthly amount of the benefit to which the surviving spouse would be entitled under Section 5.1 or 5.2 (whichever is applicable) of the Pension Plan if such benefit were computed without giving effect to the limitations under Section 415 and 401(a)(17) of the Internal Revenue Code; and

            (b) equals the monthly amount of the benefit actually payable to the surviving spouse under Section 5.1 or 5.2 (whichever is applicable) of the Pension Plan.

            The Supplemental Surviving Spouse Benefit shall be payable in the same form and shall commence at the same time as the benefits that are payable to the surviving spouse pursuant to Section 5.1 or 5.2 (whichever is applicable) of the Pension Plan.

     4.5    Obligation of the Company.

            (a) By the establishment of this Supplemental Plan, the Company guarantees, subject to the qualifications and limitations set forth in Article 5 below, benefits equal to the amounts determined in accordance with Section
4.2 to each Participant.

            (b)  Except for Participants and Beneficiaries described in  Section
4.2 and 4.4 above, future benefits under this Supplemental Plan shall be subject to discontinuance or diminution pursuant to Section 5.2. It is the intent that benefits shall, to the maximum extent permitted by law, be paid to Participants and Beneficiaries under and pursuant to the terms of the Pension Plan and that termination, curtailment, or reduction of benefit payments under the Pension Plan shall not result in commencement of or increased retirement benefits hereunder.


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                                  ARTICLE 5

                           AMENDMENT OR TERMINATION

     5.1 Amendment to Conform with Law. The Company, acting through its Board of Directors, may by amendment take such changes in, additions to, and substitutions for the provisions of this Supplemental Plan, to take effect retroactively or otherwise, as is deemed necessary or advisable for the purpose of conforming this Supplemental Plan to any present or future federal law relating to plans of this or of a similar nature, and to the administrative regulations and rulings promulgated thereunder.

     5.2 Other Amendments and Termination. The Company, acting through its Board of Directors, may amend this Supplemental Plan at any time and from time to time in any manner which it deems desirable. The Company, acting through its Board of Directors, may terminate this Supplemental Plan at any time which it deems desirable. Notwithstanding the foregoing, no amendment, curtailment, discontinuance or termination of this Supplemental Plan shall have the effect of reducing or canceling any benefits which have accrued and vested hereunder as of the date of such action, whether or not such benefits are in pay status; provided that nothing in this Section 5.2 shall obligate the Company to pay retirement benefits to anyone who does not meet the eligibility requirements of
Section 3.1 nor to pay retirement benefits in excess of the amounts described in Article 4.

           In the event the Pension Plan is amended to increase the benefit payable to Participants or Beneficiaries under the Pension Plan, benefits payable under the Supplemental Plan shall be adjusted for Participants or Beneficiaries.


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     5.3   Form of Amendment or Termination.  Any such amendment, or termination of this Supplemental Plan or discontinuance or reduction of payments hereunder shall be made by an instrument in writing, duly certified, reflecting that said amendment or termination or discontinuance or reduction of payments has been authorized by the Board of Directors.

     5.4 Notice of Amendment or Termination. The Company shall notify Participants or Beneficiaries who are affected by any such amendment or termination or discontinuance or reduction of payments within a reasonable time thereof.

                                  ARTICLE 6
                                MISCELLANEOUS

     6.1 No Guarantee of Employment, etc. Neither the creation of this Supplemental Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.

     6.2 Merger, Consolidation, etc. The Company may not merge or consolidate with any other corporation, including any other affiliated company, and may not liquidate, spin off, dissolve or otherwise reorganize without making suitable arrangements for the payment of any benefits under this Supplemental Plan to any individual who has vested accrued benefits hereunder.

     6.3 Inalienability. Except so far as may be contrary to the laws of any state having jurisdiction over the premises, a Participant or Beneficiary shall have no right to assign, transfer, hypothecate, encumber, commute or anticipate his interest in any payments under this Supplemental Plan and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.

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     6.4   Incompetency. If any Participant or Beneficiary is, in the opinion of the Company, legally incapable of giving a valid receipt and discharge for any payment, the Company may, at its option, direct that such payment or any part thereof be made to such person or persons who in the opinion of the Company are caring for and supporting such Participant or Beneficiary, unless it has received due notice of claim from a fully appointed guardian or conservator of the estate of the Participant or Beneficiary. A payment so made will be a complete discharge of the obligations under this Supplemental Plan to the extent of and as to that payment, and the Company will have no obligation regarding the application of the payment.

     6.5 No Requirement to Fund. No provisions in this Supplemental Plan shall be construed to require, either directly or indirectly, the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

     6.6 Controlling Law. To the extent not preempted by the laws of the United States of America, the laws of the State of Illinois shall be the controlling state law in all matters relating to this Supplemental Plan.

     6.7 Severability. If any provisions of this Supplemental Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Supplemental Plan, and this Supplemental Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

     6.8 Limitations on Provisions. The provisions of this Supplemental Plan and any retirement benefits shall be limited as described herein. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan and nothing in this Supplemental Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Pension Plan.

     6.9 Gender and Number. Whenever the context requires or permits, the gender and number of words shall be interchangeable.



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     IN WITNESS WHEREOF, Specialty Equipment Companies, Inc. has caused the
Supplemental Retirement Plan to be executed by the Company on the 8th day of May, 1996.

                                         Specialty Equipment Companies, Inc.


                                         By:       /s/  Donald K.McKay
                                            ----------------------------------
ATTEST


By: /s/ Douglas C. Johnson
   -----------------------
     Assistant Secretary


H:be:RRR:Special:SRP.doc
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                                                          Attachment A


                      SPECIALTY EQUIPMENT COMPANIES, INC.

                          SUPPLEMENTAL RETIREMENT PLAN

                                  PARTICIPANTS




William Dotterweich

Gerta Knoll - Surviving Spouse of James Knoll

Donald McKay

William Robertson

Clark Wangaard



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